Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

At the Company:	Investor Relations:
Gregory S. Skinner	John Mills, Partner
Vice President Finance and CFO	(646) 277-1254
(650) 261-3677	John.Mills@ICRINC.com

Landec Corporation Reports Fourth Quarter and Fiscal 2018 Results

Fourth Quarter Revenues Increase 40% for Lifecore and 22% for Eat Smart Salads

Landec Launches Innovative Natural Foods Plant-based Brand, Now Planting®

SANTA CLARA, CA – July 31, 2018 – Landec Corporation (Nasdaq: LNDC), a leading innovator of diversified health and wellness solutions within the branded natural foods and contract development and manufacturing (“CDMO”) markets, reported results for the fiscal 2018 fourth quarter and fiscal year ended May 27, 2018.

“We continue to make progress toward our long-term strategic plan of driving growth and profitability through internal innovation capabilities within our natural foods business, which includes Apio, Inc. and O Olive Oil & Vinegar® (“O”), and within our CDMO business, Lifecore Biomedical, Inc. Landec consolidated revenues from continuing operations in fiscal 2018 increased 12% to $524.2 million primarily due to a $46.9 million or 12% increase in revenues in Apio’s packaged fresh vegetables business and from a $6.0 million or 10% increase in Lifecore revenues. Net income from continuing operations in fiscal 2018 was $0.92 per share or $0.41 excluding the one-time tax benefit of $0.51,” commented Molly Hemmeter, Landec’s President and CEO.

“We completed three significant milestones in fiscal year 2018 toward our long-term strategic plan of driving growth and profitability in our three growth platforms: (1) Lifecore completed its transformation to a fully integrated CDMO with the installation of a new vial filling line which provides the required infrastructure to commercialize new products currently in its product development pipeline, (2) Eat Smart® salad kits significantly increased its All Commodity Volume (“ACV”) in the U.S. retail market from 24% to 45% and (3) Landec’s New Venture Group (“NVG”) created and is preparing to launch a new natural foods brand called Now Planting®, that will focus on pure-plant meal solutions for the plant-forward consumer. The first product platform to be introduced under Now Planting brand is a full line of fresh, pure-plant soups that will begin shipping in the second quarter of fiscal 2019 to select customers,” noted Hemmeter.

Lifecore

“Our Lifecore strategy has been to accelerate growth and profitability by expanding the Lifecore business beyond its historical capabilities as a premium supplier of hyaluronic acid (HA). We have achieved this with the completion of Lifecore’s transition to a fully integrated CDMO, providing differentiated fermentation, as well as formulation, aseptic filling and final packaging services for difficult-to-handle pharmaceutical products. We will continue to expand Lifecore’s CDMO development pipeline to drive future commercial product sales,” commented Hemmeter.

“Lifecore had a tremendous quarter, realizing revenues of $16.2 million and a gross margin of 51%. Revenues increased 40% and gross profit doubled compared to the fourth quarter of last year. For full year fiscal 2018, Lifecore revenues increased 10% while gross profit increased 7% and operating income increased 9% compared to fiscal 2017.

“The installation of Lifecore’s new $16 million multi-purpose filling line is complete and validation will begin during the second quarter of fiscal 2019 with commercial production projected to begin in late fiscal 2019 or early fiscal 2020. The new line will further enhance Lifecore’s growth strategy as a CDMO, which is specifically designed to align Lifecore’s capabilities with the growing needs and market expectations of its partners. This investment provides Lifecore the incremental capacity to fill commercial quantities of drug products in vials, which expands the breadth of products and markets that Lifecore will be able to address. Although the new line will be primarily utilized to fill vials, it can also be used to fill syringes, which provides significant versatility and increased capacity utilization. At full capacity, the new dual filling line has the potential to generate $40 million to $50 million of new product revenues annually. Revenues and net income contribution will vary due to the product mix manufactured on the new line during any given year,” stated Hemmeter.

Natural Foods

“Within our food business, we are transforming our traditional Apio packaged fresh vegetable business into an innovative natural foods company, comprised of three brands: Eat Smart, O and the new Now Planting brand. The Landec natural foods business has a unique combination of capabilities that makes it truly differentiated in the market, with proven internal innovation capabilities, a refrigerated supply chain and a direct produce sales force. Landec’s natural foods business is uniquely positioned to deliver on-trend, plant-based and fresh solutions to consumers. We continue to invest in development programs and capital to make this transformation successful. These investments will negatively impact profits in our natural foods business in the short-term but are establishing a path to meaningful profit growth and enhanced shareholder value in the long-term,” commented Hemmeter.

“At Apio, our Eat Smart packaged fresh vegetables revenues increased 14% in the fourth quarter and 12% in fiscal 2018, compared to the same periods last year. These increases are primarily due to the growth of Eat Smart salad sales, which increased 22% in the fourth quarter and 23% for all of fiscal 2018, compared to the same periods last year. The Eat Smart growth for multi-serve salad kits was primarily driven by a 50% increase in salad revenues from the U.S. retail channel during fiscal 2018 compared to the category growth of 10% for the same period. The Nielsen U.S. retail All Commodity Volume (“ACV”) for Eat Smart multi-serve salad kits for the 52-weeks ended May 26, 2018 increased 21 percentage points, from 24% to 45%, and increased 600 basis points sequentially from 39% for the 52-weeks ended January 27, 2018. The increase in ACV and growth in salad revenues during fiscal 2018 was driven by new and expanded distribution in key U.S. accounts such as Walmart, Kroger, Target and others. This incremental distribution in U.S. retail for multi-serve salads occurred more rapidly than originally anticipated, leading to the considerably higher 23% growth in Eat Smart salad sales versus the 10% to 12% that we originally forecasted, as some of the salad growth we expected to occur in fiscal 2019 was accelerated into fiscal 2018.

“Increasing our Eat Smart share of multi-serve salad kits in U.S. retail accounts is one of our key long-term growth objectives. The annual U.S. retail market for multi-serve salad kits is approximately $1.5 billion, representing approximately 78% of the $1.9 billion North American multi-serve salad kit market, including Costco. According to Nielsen, the market share of Eat Smart multi-serve salad kits in U.S. retail increased 170 basis points to 6.2% for the 52-weeks ended May 26, 2018, from 4.5% for the 52-weeks ended May 27, 2017, demonstrating continued distribution gains,” added Hemmeter.

“O operating performance for the fourth quarter fell short of expectations with revenues of $0.6 million and an operating loss of $0.6 million. For full year fiscal 2018, operating results were also below expectations with revenues of $3.8 million and an operating loss of $1.0 million. This shortfall was primarily due to permitting delays and the impact from the historic fires in Northern California during the second quarter of the fiscal year that resulted in a nearly seven month delay to the startup of its new vinegar production facility operations. Despite these obstacles, O revenues grew 12% compared to the twelve months ended May 28, 2017.

“O, the premier producer of high-quality, great-tasting California olive oils and vinegars, recently introduced O Organic Apple Cider Vinegar. Carefully fermented in California’s Sonoma Valley, O Organic Apple Cider Vinegar is full of bright, fresh apple flavor without a harsh aftertaste. With no artificial flavors or preservatives, O Organic Apple Cider Vinegar is raw, unfiltered and contains live cultures. The market for apple cider vinegar in U.S. retail has increased rapidly over the last three years reaching $245 million in U.S. consumer retail sales for the 52-weeks ended June 30, 2018, and according to Nielsen, the market is growing at an average annual growth rate of 20%, driven by 44% growth in organic products for the same period. O intends to penetrate this market with a better tasting, organic apple cider vinegar product option. O began shipping its organic apple cider vinegar to initial customers in June 2018,” stated Hemmeter.

Fourth Quarter 2018 Results Compared to Fourth Quarter 2017 from Continuing Operations

●	Revenues increased 16% to $141.1 million
●	Gross profit increased 30% to $24.8 million
●	Net income increased 159% to $6.7 million or $0.24 per diluted share

During the fourth quarter of fiscal 2018, the Company discontinued its food export business. Therefore, the operating results of the food export business are shown as a discontinued operation. The financial statements for the fourth quarters and the full fiscal years of 2018 and 2017 have been reclassified to exclude the financial results of the food export business.

The following commentary pertains to the continuing operations of the Company.

Revenues from continuing operations in the fourth quarter of fiscal 2018 increased 16% to $141.1 million, compared to $121.3 million in the year-ago quarter. The increase was primarily due to a $15.6 million or 14% increase in revenues in Apio’s packaged fresh vegetables business and from a $4.6 million or 40% increase in Lifecore revenues.

Net income from continuing operations in the fourth quarter of fiscal 2018 was $6.7 million, or $0.24 per share, compared to $2.6 million, or $0.09 per share, in the year-ago quarter. The increase was a result of (1) a $4.1 million or 100% increase in gross profit at Lifecore, (2) a $2.1 million or 14% increase in gross profit in Apio’s packaged fresh vegetables business, and (3) a $500,000 increase in the change in the fair market value of the Company’s investment in Windset, from a $200,000 increase in the fourth quarter of last year compared to a $700,000 increase in the fourth quarter of fiscal 2018. These increases in net income were partially offset by a $1.7 million increase in income tax expenses. The $1.7 million increase in income taxes was net of a $606,000 tax benefit resulting from the Tax Cuts and Jobs Act (“TCJA”) enacted in December 2017.

Fiscal 2018 Results from Continuing Operations Compared to Fiscal 2017

●	Revenues increased 12% to $524.2 million
●	Gross profit decreased 1% to $78.3 million
●	Net income increased 154% to $25.8 million or $0.92 per diluted share, which includes the one-time $0.51 tax benefit

Revenues from continuing operations in fiscal 2018 increased 12% to $524.2 million compared to $469.8 million last year. The increase was primarily due to a $46.9 million or 12% increase in revenues in Apio’s packaged fresh vegetables business and from a $6.0 million or 10% increase in Lifecore revenues.

Net income from continuing operations for fiscal 2018 was $25.8 million, or $0.92 per share, compared to $10.1 million, or $0.36 per share, in the year-ago period. The increase was a result of (1) a $14.3 million, or $0.51 per share, one-time tax benefit from the new lower corporate income tax rate as a result of TCJA, (2) a $2.0 million increase in the change in the fair market value of the Company’s investment in Windset from a $900,000 increase last year compared to $2.9 million increase in fiscal 2018, (3) a $1.8 million or 7% increase in gross profit at Lifecore, and (4) a $1.2 million decrease from the loss on debt refinancing during fiscal 2017. These increases in net income were partially offset by (1) a $2.0 million or 4% decrease in gross profit in Apio’s packaged fresh vegetables business primarily due to $7.8 million of unplanned produce sourcing costs as a result of weather related issues during the first nine months of fiscal 2018 and (2) an $815,000 increase in the pre-tax loss at O.

Introducing New Natural Foods Brand, Now Planting

Landec’s NVG, formed in fiscal 2017, is leading the transformation of Apio from a packaged fresh vegetable company into a differentiated and innovative natural food company that is focused on growing Landec’s natural foods business through acquisitions and internal innovation efforts. The first initiative of the NVG was the acquisition of O. After researching consumer motivations, lifestyles, eating and purchasing behaviors throughout North America, NVG identified a large, underserved target group of consumers who define healthy eating as primarily plant-based. To meet the needs of this consumer, Landec created the Now Planting brand which will offer pure-plant meal solutions for the fresh, refrigerated sections of retail and club stores.

These plant-forward consumers are eating less meat, with approximately 70% of their diet coming from plants. As this consumer segment continues to grow in both the U.S (17% of the population) and Canada (23% of the population), more people are searching for and finding pure-plant meal solutions outside of traditional grocery and in fast-casual restaurants, through direct-to-consumer meal kit solutions and by cooking in their homes. Landec is uniquely qualified to partner with retail and club stores to deliver pure-plant meal solutions to this consumer. Landec’s entrepreneurial innovation team, refrigerated food supply chain and direct produce salesforce will develop and deliver fresh, pure-plant solutions that will increase consumer foot traffic and sales for our retail and club store customers over the coming years.

Now Planting’s first product platform is a full line of fresh, pure-plant soups. These soups are extremely differentiated from anything currently in the market, with a nutritious ingredient profile that contains no dairy or animal ingredients of any kind and with naturally low levels of sodium, sugar and fat. Celebrating the natural flavor of plants with a unique combination of ingredients and toppings, each soup delivers amazing taste in a convenient, patented packaging design.

During the second half of fiscal 2019, NVG is planning to launch a second natural foods initiative. More details of this initiative will be shared in the upcoming months.

Management Commentary and Fiscal 2019 Guidance (see Questions & Answers section at the end of this release for further details)

Hemmeter concluded, “During fiscal 2019, we will continue to invest in innovation and new initiatives that will accelerate growth in fiscal 2020 and beyond within our three growth platforms by: (1) growing our Eat Smart salad business, (2) expanding our higher margin natural food product offerings, such as our new Now Planting line of refrigerated soups, and (3) growing our Lifecore CDMO business by investing in new capabilities, such as the new vial filling line, in order to expand our product development pipeline with opportunities poised for future commercialization.

“Also in fiscal 2019, we will focus more acutely on reducing operational costs in our food business as a key strategic initiative. Despite our best-in-class ability to understand the consumer, to innovate new products, to disrupt and create new categories and, ultimately, to grow our topline, we recognize the on-going potential impact of increasing sourcing volatility and labor costs required to run our food business. As such, we must assume that abnormal weather is the new normal and create a lower cost basis in our food operations. This will ensure that the profitability we are generating from the launch of higher margin products is available for reinvestment back into the business or to contribute to the bottom line, rather than to cover costs from operations or abnormal weather events. We believe that the investments we are making in our three growth platforms combined with an aggressive focus on implementing cost savings initiatives within our food business positions Landec for significant revenue and income growth in the coming years.”

Greg Skinner, Landec’s Vice President of Finance and CFO stated, “Lifecore’s growth trajectory remains intact with expectations for low-to-mid-teen revenue growth on average over the next five years. The recent completion of Lifecore’s new dual vial and syringe filling line has significantly increased Lifecore’s capacity and will begin generating additional revenue for Lifecore in late fiscal 2019 or early fiscal 2020 and beyond. For Landec’s natural food businesses, we expect revenues of Eat Smart salads and natural food products combined to generate low double-digit revenue growth on average over the next five years. All of these growth businesses are aligned with our long-term strategy to shift our product mix toward higher margin products. As for our historical core bags and trays products in our food business, we expect revenues will be relatively flat over the next five years.”

“For fiscal 2019, we are projecting consolidated revenues from continuing operations to grow 5% to 7% driven by expectations for Lifecore to grow 14% to 16% and our Eat Smart salad products to grow 4% to 6%. Combined with the 23% growth in Eat Smart salad products realized in fiscal 2018, our guidance implies a two year growth rate for salads of approximately 14% per year. We expect O and our new Now Planting line of pure-plant soup products to generate revenues of $7 million to $9 million. We expect the revenue in Apio’s core bags and trays businesses to increase 2% to 3% while simultaneously shifting product and customer mix to deliver higher margins,” continued Skinner.

“We are projecting consolidated net income from continuing operations, excluding the one-time tax benefit realized in fiscal 2018, to increase 10% to 20% in fiscal 2019 compared to fiscal 2018, resulting in an estimated EPS range of $0.45 to $0.50. These projections provide the basis for expected cash flow from operations in the range of $32 million to $36 million and capital expenditures of $45 million to $50 million in fiscal 2019. Over $15 million of the projected capital expenditures for fiscal 2019 are from projects that had been expected to be completed in fiscal 2018 but were delayed for various reasons. The remaining $30 million to $35 million will be primarily focused on capacity expansion, cost reduction initiatives and innovation.

“For the first quarter of fiscal 2019, we expect revenues to be $123 million to $128 million and net income to be breakeven to $0.01 per share. The projected decrease in net income compared to the $0.08 per share from continuing operations in the first quarter of last year is due to (1) the timing of production and product mix within the fiscal year at Lifecore and (2) startup expenses from the launch of Now Planting soups and O’s new vinegar production facility,” concluded Skinner.

Conference Call

The live webcast can be accessed directly at http://ir.Landec.com/events.cfm or on Landec’s website on the Investor Events & Presentations page. The webcast will be available for 30 days.

Date: Wednesday, August 1, 2018

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Direct Webcast link: http://ir.Landec.com/events.cfm

To participate in the conference call via telephone, dial toll-free (844) 860-6243 or (661) 378-9884. Please call the conference telephone number 5-10 minutes prior to the start time so the operator can register your name and organization. If you have any difficulty with the webcast or connecting to the call, please contact ICR at (646) 277-1254.

A replay of the call will be available through Wednesday, August 8, 2018 by calling toll-free (855) 859-2056 or direct (404) 537-3406, and entering code #8777468.

About Landec Corporation

Landec Corporation (Nasdaq: LNDC) is a leading innovator of diversified health and wellness solutions within the packaged natural food and CDMO markets. Lifecore Biomedical is a fully integrated CDMO that offers expertise and capabilities in fermentation, specialty formulation, aseptic filling and final packaging for FDA regulated medical devices and drugs to customers for applications in a wide array of markets including Ophthalmic, Orthopedic and Oncology. Landec’s natural food business sells products with 100% clean ingredients and includes Eat Smart®, O, and Now Planting® brands, with a refrigerated supply chain that ensures fresh food delivery. Eat Smart is a leader in packaged fresh vegetables in North America, utilizing its proprietary BreatheWay® packaging technology to naturally extend the shelf life of fresh produce. O offers organic and natural premium olive oils and vinegars with real ingredients sourced from California growers. Now Planting is the Company’s recently launched brand focused on delivering pure-plant meal solutions to plant-forward consumers, with an initial offering of pure-plant soups. For more information about the company, visit Landec’s website at www.landec.com.

Important Cautions Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, as the timing and expenses associated with operations, the ability to achieve acceptance of the Company's new products in the market place, weather conditions that can affect the supply and price of produce, the timing of regulatory approvals, the mix between domestic and international sales, and the risk factors listed in the Company’s Form 10-K for the fiscal year ended May 28, 2017 (See item 1A: Risk Factors) which may be updated in Part II, Item 1A Risk Factors in the Company’s Quarterly Reports on Form 10-Q. As a result of these and other factors, the Company expects to continue to experience significant fluctuations in quarterly operating results and there can be no assurance that the Company will remain consistently profitable. The Company undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise.

Landec Corporation

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	May 27, 2018	May 28, 2017
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,899	$5,998
Accounts receivable, net	53,877	45,899
Inventories, net	31,819	23,620
Prepaid expenses and other current assets	7,958	3,498
Other current assets, discontinued operations	510	2,265
Total Current Assets	97,063	81,280

Investment in non-public company	66,500	63,600
Property and equipment, net	159,624	133,220
Intangible assets, net	76,352	77,321
Other assets	5,164	2,918
Other assets, discontinued operations	—	269
Total Assets	$404,703	$358,608

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$34,668	$24,527
Accrued compensation	9,978	7,506
Other accrued liabilities	8,706	9,045
Deferred revenue	2,625	310
Line of credit	27,000	3,000
Current portion of long-term debt	4,940	4,940
Other current liabilities, discontinued operations	458	2,126
Total Current Liabilities	88,375	51,454

Long-term debt, less current portion	37,360	42,299
Capital lease obligation, less current portion	3,641	3,731
Deferred taxes	17,485	24,581
Other non-current liabilities	5,280	8,391

Stockholders' Equity
Common stock	28	27
Additional paid-in capital	142,087	141,680
Accumulated other comprehensive income	1,148	432
Retained earnings	109,299	84,470
Total Stockholders' Equity	252,562	226,609
Non-controlling interest	—	1,543
Total Equity	252,562	228,152
Total Liabilities and Stockholders’ Equity	$404,703	$358,608

Landec Corporation

Consolidated CONDENSED Statements of INCOME

(In thousands, except per-share data)

(unaudited)

	Three Months Ended		Fiscal Year Ended
	May 27, 2018	May 28, 2017	May 27, 2018	May 28, 2017
Product Sales	$141,076	$121,265	$524,227	$469,776

Cost of product sales	116,267	102,145	445,889	390,564

Gross profit	24,809	19,120	78,338	79,212

Operating costs and expenses:
Research and development	3,596	3,556	12,800	9,473
Selling, general and administrative	13,139	12,918	51,951	55,071
Total operating costs and expenses	16,735	16,474	64,751	64,544
Operating income	8,074	2,646	13,587	14,668

Dividend income	412	412	1,650	1,650
Interest income	51	—	211	16
Interest expense	(535)	(393)	(1,950)	(1,826)
Loss on debt refinancing	—	—	—	(1,233)
Other income	700	200	2,900	900
Net income from continuing operations before taxes	8,702	2,865	16,398	14,175
Income taxes benefit (expense)	(1,989)	(269)	9,363	(4,040)
Net income from continuing operations	6,713	2,596	25,761	10,135

Discontinued operations:
(Loss) income from discontinued operations	(850)	(204)	(1,188)	837
Income tax benefit (expense)	250	72	350	(295)
(Loss) income from discontinued operations	(600)	(132)	(838)	542
Net income	6,113	2,464	24,923	10,677
Non-controlling interest expense	(4)	(12)	(94)	(87)
Net income available to common stockholders	$6,109	$2,452	$24,829	$10,590

Diluted net income per share from continuing operations	$0.24	$0.09	$0.92	$0.36

Diluted net (loss) income per share from discontinued operations	$(0.02)	$—	$(0.03)	$0.02
Diluted net income per share	$0.22	$0.09	$0.89	$0.38

Shares used in diluted per share computations	28,008	27,755	27,915	27,652

LANDEC CORPORATION

FOURTH QUARTER ENDED MAY 27, 2018

QUESTIONS & ANSWERS

1)	What are the principal headwinds and tailwinds impacting your fiscal 2019 guidance?

Headwinds:

a.	Labor costs continue to increase.
b.	Abnormal weather conditions continue to add volatility to our food business.
c.	The vegetable tray category is declining.
d.	The shifting landscape in U.S. retail to more private label products from branded products.

Tailwinds:

a.

The trend for pharmaceutical and biotech companies to outsource product development and aseptic filling to CDMOs is growing and the need for a CDMO which specializes in difficult-to-handle materials has never been greater.

b.	The North America healthy eating trend continues as packaged salad kit, core vegetable and green bean categories continue to grow.
c.	The rapidly growing consumer segments for plant-based, 100% clean and natural products are looking for solutions.

2)	What impact will a lower federal tax rate have on Landec in fiscal 2019?

Starting in fiscal 2019, Landec’s statutory federal rate will be 21%, however, we are projecting that our overall effective tax rate, including state income taxes, will be approximately 25% to 27% as we will be losing certain tax benefits the Company has been able to utilize to reduce its overall effective rate during past years, such as the domestic manufacturing tax deduction. This compares to our effective tax rate in fiscal 2018, before the one-time tax reform benefits, of 31%. We currently expect to reinvest a majority, if not all, of the tax savings in fiscal 2019 back into our businesses in order to drive future revenue and margin growth.

3)	Why was the gross margin for your packaged fresh vegetables business lower in fiscal 2018 compared to fiscal 2017 given your higher-margin salad revenues increased 23% in fiscal 2018?

The gross margin in our packaged fresh vegetables business was 10.8% for fiscal 2018 compared to 12.5% in fiscal 2017. The gross margin was lower in fiscal 2018 due to the negative impacts from significant weather events during the first nine months of fiscal 2018 which resulted in a significant increase in the cost of produce. These events include the aftermath of the hurricanes and tropical storms during the summer and fall of 2017 which were exacerbated by freezing temperatures that impacted green bean growing regions of Florida during January, and by persistent unseasonably warm temperatures in Western growing areas that affected the sourcing costs of our lower-margin vegetable bag business. These weather events resulted in incremental produce sourcing costs of approximately $7.8 million, or $0.19 per share after taxes, during fiscal 2018. Excluding these excess sourcing costs, the gross margin in our packaged fresh vegetable business would have been 12.5% or the same as last year even after taking into account a 10% increase in labor rates this fiscal year compared to last fiscal year and a significant increase in promotional expenses.

4)	What were Apio’s market share numbers at the end of the fourth quarter of fiscal 2018?

For the 52-weeks ended May 26, 2018, the size of the North American market in which Apio participates (vegetable bags, vegetable trays and multi-serve salad kits) was approximately $3.7 billion (in consumer retail dollars), including retail and club stores. Of this market, Apio’s overall market share per Nielsen was approximately 15% while Apio’s Eat Smart multi-serve salad kits had a market share of approximately 13%. In the retail market, excluding Costco, at the end fiscal 2018 our Eat Smart multi-serve salad kits in Canada had a 39% market share and an 85% ACV and in the U.S. achieved a 6.2% market share and a 45% ACV. Our goal is to continue to aggressively grow the Eat Smart market share and ACV in the U.S. and Canada for all our multi-serve salad kit products, as well as our newly launched single-serve salad kit products.

5)	How are the Eat Smart salads performing in new distribution points such as Target, Kroger and Walmart?

Eat Smart salads have performed well in the new distribution gained during fiscal 2018. As a result of strong performance, Target expanded the number of Eat Smart salads to twelve (previously they carried nine) in approximately 1,300 stores (previously 330 stores). Through extensive data analytics, we were able to show that the Eat Smart salads are bringing new consumers to the U.S. grocery salad kit category. As a result, Kroger expanded the Eat Smart salad offering from 4 to 10 salads in 700 of their stores, with 4 salads remaining in the other 1,400 stores. The distribution gains at both Kroger and Target commenced in June 2018. The Eat Smart Sweet Kale Salad continues to perform well in Walmart.

6)	How is the integration of O Olive progressing?

We recently began producing vinegar in house and anticipate that we will be bringing the entire vinegar production in-house within the next six months. Once our vinegar production reaches full capacity we will be able to meet projected demand for several years. This will also result in a substantial increase in gross profit for our vinegar product line. Regarding olive oil, we just secured a long-term supply agreement with a processor of all varieties of olive oil which O sells and who has access to a large quantity of olives to meet most, if not all, of our supply needs for years to come. Simultaneously, our Apio sales team has begun selling O products to select existing and new customers which is expected to significantly increase O sales in fiscal 2019.

7)	What are Landec’s top priorities for the next 12 to 24 months?

Our continuing priorities are:

a)	Investing in capital expenditures, R&D, people and systems to drive growth in our three growth pillars: (1) Lifecore, (2) Eat Smart salads, and (3) new natural food products.
b)	Increasing demand for our CDMO products and branded natural food products to fill existing capacity, drive plant efficiencies and increase our return on invested capital.
c)

Implement new strategies to reduce our exposure to weather related events including: (1) changing our produce sourcing agreements to reduce our risks when yields and/or costs are impacted by weather, (2) reducing our dependency on the more difficult to source produce items by changing our product mix, (3) continuing to change product mix through innovation while rationalizing the size of our core fresh-cut packaged bag business in order to reduce the quantity of certain volatile produce items needed to meet the revised demand, and (4) implementing aggressive cost cutting programs to offset cost increases.

8)	How do the results by line of business for the three and twelve months ended May 27, 2018 compare with the same periods last year?

 The results are as follows (unaudited and in thousands):

	Three Months Ended		Twelve Months Ended
	May 27, 2018	May 28, 2017	May 27, 2018	May 28, 2017
Revenues:
Apio Packaged Fresh Vegetables (a)	$124,296	$108,651	$454,953	$408,021
Lifecore	16,191	11,596	65,427	59,392
Other (b)	589	1,018	3,847	2,363
Total Revenues	141,076	121,265	524,227	469,776

Gross Profit:
Apio Packaged Fresh Vegetables	16,726	14,626	49,130	51,148
Lifecore	8,220	4,114	28,568	26,755
Other	(137)	380	640	1,309
Total Gross Profit	24,809	19,120	78,338	79,212

Research and Development:
Apio	1,652	978	5,457	1,840
Lifecore	1,252	1,364	5,360	5,387
Other	692	1,214	1,983	2,246
Total R&D	3,596	3,556	12,800	9,473

Selling, General and Administrative:
Apio	8,634	7,863	32,584	37,344
Lifecore	1,491	1,350	5,878	5,422
Other	3,014	3,705	13,489	12,305
Total SG&A	13,139	12,918	51,951	55,071

Operating Income before Allocation of Corporate Expenses
Apio	6,440	5,785	11,089	11,964
Lifecore	5,477	1,400	17,330	15,946
Other	(3,843)	(4,539)	(14,832)	(13,242)
Total Operating Income before Allocation of Corporate Expenses	8,074	2,646	13,587	14,668

Corporate Expenses Allocation:
Apio	(1,202)	(2,243)	(5,744)	(8,971)
Lifecore	(641)	(692)	(3,061)	(2,767)
Other	1,843	2,935	8,805	11,738

Operating Income after Allocations of Corporate Expenses:
Apio	5,238	3,542	5,345	2,993
Lifecore	4,836	708	14,269	13,179
Other	(2,000)	(1,604)	(6,027)	(1,504)
Total Operating Income after Allocations of Corporate Expenses	8,074	2,646	13,587	14,668

Non-Operating Income (Expense) (c):
Apio	(746)	(337)	12,625	(352)
Lifecore	(1,388)	(170)	(2,638)	(2,951)
Other	773	457	2,187	(1,230)
Total Non-Operating Income	(1,361)	(50)	12,174	(4,533)

Net Income from Continuing Operations:
Apio	4,492	3,205	17,970	2,641
Lifecore	3,448	538	11,631	10,228
Other	(1,227)	(1,147)	(3,840)	(2,734)
Net Income from Continuing Operations	$6,713	$2,596	$25,761	$10,135

 (a) Apio’s packaged fresh vegetables business includes revenues and gross profit from Apio Cooling LP. and Apio Packaging.

(b) Included in Other are Corporate licensing and R&D revenues and Corporate expenses, the non-Apio and non-Lifecore royalties and profit sharing and the O operations.

(c) Non-Operating income (expense) includes: Windset dividends and FMV change, net interest expense and income taxes.